As filed with the Securities and Exchange Commission on January 18, 2002
                                                      Registration No. 333-52594
===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                      38-1686453
      (State or other jurisdiction                           (IRS Employer
   of incorporation or organization)                       Identification No.)

                                   -----------

                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                                   Avi D. Eden
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                    Copy to:
                            Scott S. Rosenblum, Esq.
                             Abbe L. Dienstag, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|-|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

--------------------------------------------------------------------------------
Title of Each       Amount to be   Proposed     Proposed          Amount of
Class of            Registered     Maximum      Maximum           Registration
Securities to                      Offering     Aggregate         Fee (2)
be Registered                      Price        Offering Price
--------------------------------------------------------------------------------
Debt Securities (3)
--------------------------------------------------------------------------------
Common Stock,
par value $0.10
per share (4),(5)
--------------------------------------------------------------------------------
Total (6)              $945,779,624   100%(1)    $945,779,624(1)(2)    (7)
--------------------------------------------------------------------------------
Common Stock, par
value $0.10 per
share                 2,887,134(8)    $18.78(9)   $54,220,376(9)  $12,958(7)(10)
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any.

(2) Of the $945,779,624 of securities being registered hereunder for offer and sale by the Registrant, pursuant to Rule 429(b) under the Securities Act of 1933, as amended, an aggregate of $166,717,500 of the securities are being carried forward from the Registrant's prior registration statement on Form S-3 (SEC File No. 333-34178).

(3) Subject to note (6) below, there are being registered hereunder an indeterminate principal amount of debt securities. If any debt securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $945,779,624, less the dollar amount of any securities previously offered and sold by the Registrant hereunder.

(4) Subject to note (6) below, there are being registered hereunder an indeterminate number of common shares as may be sold, from time to time, by the Registrant.

(5) Including such indeterminable number of common shares which may from time to time be issued upon conversion or exchange of debt securities registered hereunder, to the extent any of such debt securities are by their terms convertible into such common shares. Under Rule 457(i), no fee is payable with respect to such common shares.

(6) In no event will the aggregate initial offering price of all securities offered and sold from time to time by the Registrant pursuant to this Registration Statement exceed $945,779,624, or its equivalent if some or all of the debt securities are denominated in one or more foreign currencies, foreign currency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(7) A filing fee of $208,321 was paid by the registrant in connection with the initial filing of this registration statement with respect to the securities not carried forward from the Registrant's prior registration statement on Form S-3 (SEC File No. 333-34178). This fee was calculated on the basis of the filing fee in effect at the time of .00025 of the maximum aggregate offering price. A portion of this fee has now been allocated to the shares of common stock being registered for sale by the selling stockholder. See note (9)

(8) Shares of common stock registered for sale from time to time by the selling stockholder named in the prospectus included in this Registration Statement.

(9) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

(10) The registration fee for the selling stockholder's shares is calculated based on the average of the high and low price of $18.78 for Vishay Intertechnology common stock on January 16, 2002 pursuant to Rule 457(c) under the Securities Act of 1933, as amended. A portion of the fee of $208,321 previously paid has been allocated to the shares of the selling stockholder. Correspondingly, the amount of securities that may be offered and sold from time to time by the Registrant pursuant to this Registration Statement of $1,000,000,000 has been reduced by $54,200,376 to $945,779,624.


                                   ----------

      PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS SET FORTH HEREIN ALSO RELATES TO SECURITIES REGISTERED PURSUANT TO A PRIOR REGISTRATION STATEMENT.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Subject To Completion, Dated January 18, 2002

PROSPECTUS

                          Vishay Intertechnology, Inc.

                                  Common Stock

                                 Debt Securities

                                   -----------

      This prospectus relates to

          o    unsecured debt securities; and

          o    common stock

of Vishay Intertechnology, Inc. that Vishay may offer from time to time, with an aggregate offering price not to exceed $945,779,624. It also relates to 2,887,134 shares of common stock of Vishay that may be offered from time to time by a selling stockholder identified in this prospectus.

      See "Plan of Distribution" for the manner in which shares and debt securities may be sold by Vishay, and in which shares may be sold by the selling stockholder, using this prospectus. This prospectus may not be used by Vishay to sell securities unless accompanied by a prospectus supplement. Vishay will not receive any proceeds from the sale of shares by the selling stockholder.

      Our common stock is listed on the New York Stock Exchange under the symbol "VSH".

                                   -----------

      Investing in debt securities or common stock involves risks that are described in the "Risk Factors" section beginning on Page 6 of this prospectus.

                                   -----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is January 18, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

      In connection with this offering, Vishay has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the securities. As permitted by the SEC rules, this document omits certain information included in the registration statement. For a more complete understanding of the securities and this offering, you should refer to the registration statement, including its exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549.

      You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC's web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      We are "incorporating by reference" into this prospectus certain information that we file with the SEC. This means that we are disclosing important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC under the Exchange Act will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the end of the offering of the securities made under this prospectus:

o    Current Report on Form 8-A filed on December 27, 1983;

o    Annual Report on Form 10-K for the year ended December 31, 2000;

o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

o    Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

o    Current Report on Form 8-K filed on June 18, 2001;

o    Current Report on Form 8-K filed on October 26, 2001;

o    Current Report on Form 8-K filed on November 13, 2001; and

o    Current Report on Form 8-K/A filed on January 16, 2002.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or calling us at the following address or telephone number:

                          Vishay Intertechnology, Inc.
                               63 Lincoln Highway
                        Malvern, Pennsylvania 19355-2120
                                 (610) 644-1300

      Exhibits to the documents incorporated by reference will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

      You should rely only on the information provided or incorporated by reference in this document. Vishay has not authorized anyone else to provide you with different information. You should not assume that the information in this document is accurate as of any date after the date on the front of this document.

      This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

WHERE YOU CAN FIND MORE INFORMATION..........................................1

FORWARD LOOKING INFORMATION..................................................4

RISK FACTORS.................................................................6

VISHAY......................................................................11

USE OF PROCEEDS.............................................................11

RATIO OF EARNINGS TO FIXED CHARGES..........................................12

DESCRIPTION OF THE DEBT SECURITIES..........................................13

DESCRIPTION OF CAPITAL STOCK................................................20

PLAN OF DISTRIBUTION........................................................22

SELLING STOCKHOLDER.........................................................21

LEGAL MATTERS...............................................................24

EXPERTS.....................................................................24

      You should rely only on the information contained or incorporated by reference in this prospectus. Vishay Intertechnology, Inc. has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Vishay is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Vishay may have changed since that date.

      References in this prospectus to "Vishay," "the Company," "we," "us" and "our" refer to Vishay Intertechnology, Inc. and its consolidated subsidiaries, unless otherwise specified.

                           FORWARD LOOKING INFORMATION

      Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry's actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "believe," "expect," "plan," "anticipate," "intend," "estimate," "predict," "potential" and other expressions which indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in the section entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" of our most recent Annual Report Form 10-K for the year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

      The following factors, among others, could cause our or our industry's future results to differ materially from historical results or those anticipated:

o    overall economic and business conditions;

o    the demand for Vishay's goods and services;

o the fact that Vishay's customers may cancel orders they have placed with us, in whole or in part, without advance notice;

o    competitive factors in the industries in which Vishay competes;

o    changes in governmental regulation;

o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

o    developments in and results of litigation;

o interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

o economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

o the timing, impact and other uncertainties of pending and future acquisitions by Vishay;

o the ability to achieve anticipated synergies and other cost savings in connection with such pending and future acquisitions; and

o the terrorist attacks on the United States on September 11, 2001, the impact of such events on the economy in general and on the demand for Vishay's goods and services in particular, and the impact of the foregoing on Vishay's revenues and earnings.

      These factors and the risk factors described in this document are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

                                  RISK FACTORS

      An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus.

Risk Factors Relating to Vishay's Business Generally

Our Business Is Cyclical and the Current Decline in Demand in the Electronic Component Industry May Continue and May Become More Pronounced.

      Vishay and others in the electronic and semiconductor component industry have recently experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals. This decline is primarily attributable to a slowing of growth in the personal computer and cellular telephone product markets. This slowdown may continue and may become more pronounced. The current slowdown in demand, as well as recessionary trends in the global economy, makes it more difficult for Vishay to predict its future sales, which also makes it more difficult to manage its operations, and could adversely impact Vishay's results of operations. In the past, adverse economic trends that resulted in a slowdown in demand for electronic components have materially and adversely impacted Vishay's results of operations. A decrease in the current demand for Vishay's products, or an increase in supply due to the expansion of production capacity by Vishay's competitors, could cause a significant drop in Vishay's average sales prices, which could, in turn, cause a reduction in Vishay's gross margins and operating profits. In addition, at the initial stage of a business cycle, increased efforts by distributors to sell inventory remaining from the prior cycle may cause average selling prices to decrease. Vishay's published operating results for 2001 reflect some of these industry trends. For example, during the first nine months of 2001 restructuring costs were $47.1 million as a result of Vishay's accelerated effort to streamline operations in response to the continued weakness in the electronic components market at the time. Vishay estimates that total restructuring costs during 2001 will amount to approximately $70 million.

In the Past Vishay Has Grown Through Acquisitions But This May Not Continue.

      Vishay's long-term historical growth in revenues and net earnings has resulted in large part from its strategy of expansion through acquisitions. However, we cannot assure you that Vishay will identify or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure you that acquisitions Vishay completes in the future will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with Vishay's other businesses, Vishay's results of operations, enterprise value, market value and prospects could all be materially and adversely affected.

Future Acquisitions Could Require Vishay to Issue Additional Indebtedness or Equity.

      If Vishay were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This would likely decrease Vishay's ratio of earnings to fixed charges and adversely affect other leverage criteria. Under Vishay's existing credit facility, Vishay is required to obtain the lenders' consent for certain additional debt financing, is required to comply with other covenants including the application of specific financial ratios and is restricted from paying cash dividends on its capital stock. We cannot assure you that the necessary acquisition financing would be available to Vishay on acceptable terms when required. If

Vishay were to undertake an acquisition for equity, the acquisition may have a dilutive effect on the interests of the holders of Vishay common stock.

Vishay's Results Are Sensitive To Raw Material Availability, Quality And Cost.

      Many of Vishay's products require the use of raw materials that are produced in only a limited number of regions around the world or are available from only a limited number of suppliers. Vishay's results of operations may be materially and adversely affected if Vishay has difficulty obtaining these raw materials, the quality of available raw materials deteriorates or there are significant price increases for these raw materials.

      For example, the prices for tantalum and palladium, two raw materials that Vishay uses in its capacitors, are subject to fluctuation. For periods in which the prices of these raw materials are rising Vishay may be unable to pass on the increased cost to Vishay's customers which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, Vishay may be required to write down its inventory carrying cost of these raw materials which, depending on the extent of the difference between market price and its carrying cost, could have a material adverse effect on Vishay's net earnings.

      Vishay is a major consumer of the world's annual production of tantalum. Tantalum, a metal purchased in powder or wire form, is the principal material used in the manufacture of tantalum capacitors. There are currently three major suppliers that process tantalum ore into capacitor grade tantalum powder. Due to the strong demand for its tantalum capacitors and difficulty in obtaining sufficient quantities of tantalum powder from its suppliers, Vishay stockpiled tantalum ore in 2000 and early 2001. During the nine months ended September 30, 2001, Vishay experienced a significant decrease in sales due to declining orders and the deferral or cancellation of existing orders. Vishay's tantalum capacitor business was particularly impacted by the slowdown in sales. Prices for tantalum ore and powder decreased during this period. As a result, Vishay has recorded write-downs of $17,000,000 and $37,000,000 on tantalum during the quarter and nine months ended September 30, 2001, respectively. Vishay has entered into long-term take or pay contracts to purchase specified quantities of tantalum at fixed prices through 2005. Under these contracts, the annual tantalum purchase commitments are approximately $47,000,000 for 2001 and $150,000,000 for 2002 through 2005. In addition, Vishay makes purchases of tantalum from its other suppliers under annual contracts at prices that are subject to periodic adjustment. Depending on the extent of the downward pricing trend for tantalum ore, Vishay could again be required to write down the carrying cost of its inventory of tantalum ore, which could have a material adverse effect on Vishay's net earnings.

      Palladium, a metal used to produce multi-layered ceramic capacitors, is currently found in primarily South Africa and Russia. Palladium is a commodity product subject to price volatility. The price of palladium has fluctuated in the range of approximately $201 to $970 per troy ounce during the last three years. As of December 31, 2001, the price of palladium was approximately $446 per troy ounce. During the quarter ended September 30, 2001, the Company recorded in cost of products sold a writedown of $18,000,000 on palladium inventories. From time to time there have been short-term market shortages of raw materials. While these shortages have not historically adversely affected Vishay's ability to increase production of products containing tantalum and palladium, they have historically resulted in higher raw material costs for Vishay. Vishay cannot assure you that any of these market shortages in the future would not adversely affect Vishay's ability to increase production, particularly during periods of growing demand for Vishay's products.

Vishay's Backlog is Subject to Customer Cancellation.

      Many of the orders that comprise Vishay's backlog may be canceled by customers without penalty. Customers may on occasion double and triple order components from multiple sources to ensure timely delivery when backlog is particularly long. Customers often cancel orders when business is weak and inventories are excessive, a phenomenon that Vishay has experienced in the current economic slowdown. Therefore, Vishay cannot be certain the amount of its backlog does not exceed the level of orders that will ultimately be delivered. Vishay's results of operations could be adversely impacted if customers cancel a material portion of orders in Vishay's backlog.

Vishay Faces Intense Competition in its Business.

      Vishay's business is highly competitive worldwide, with low transportation costs and few import barriers. Vishay competes principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. The electronics components industry has become increasingly concentrated and globalized in recent years and Vishay's major competitors, some of which are larger than Vishay, have significant financial resources and technological capabilities.

Vishay May Not Have Adequate Facilities to Satisfy Future Increases in Demand for its Products.

      Vishay's business is cyclical and in periods of a rising economy may experience intense demand for its products. During such periods, Vishay may have difficulty expanding its manufacturing to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel and capacity constraints at Vishay's facilities. If Vishay is unable to meet its customers' requirements and its competitors sufficiently expand production, Vishay could lose customers and/or market share. This could have an adverse effect on Vishay's financial condition and results of operations and prospects.

Future Changes in Vishay's Environmental Liability and Compliance Obligations May Harm Vishay's Ability to Operate or Increase Costs.

      Vishay's manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in Vishay's manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of Vishay's processes, products or packaging, restrictions on the use of certain materials in or on design aspects of Vishay's products or product packaging and responsibility for disposal of products or product packaging. More stringent environmental regulations may be enacted in the future, and Vishay cannot presently determine the modifications, if any, in Vishay's operations that any such future regulations might require, or the cost of compliance with these regulations. In order to resolve liabilities at various sites, Vishay has entered into various administrative orders and consent decrees, some of which may be, under certain conditions, reopened or subject to renegotiation.

Risk Factors Relating to Vishay's Operations Outside the United States

Vishay Obtains Substantial Benefits by Operating in Israel, but these Benefits May Not Continue.

      Vishay has increased its operations in Israel over the past several years. The low tax rates in Israel applicable to earnings of Vishay's operations in that country, compared to the rates in the United States, have had the effect of increasing Vishay's net earnings. In addition, Vishay has taken advantage of certain incentive programs in Israel, which take the form of grants designed to increase employment in Israel. Any significant increase in the Israeli tax rates or reduction or elimination of the Israeli grant programs that have benefited Vishay could have an adverse impact on Vishay's results of operations. See Note 1 to the Consolidated Financial Statements in Vishay's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus, for a description of Vishay's accounting policy for grants received by certain subsidiaries from governments outside the United States.

Vishay Attempts to Improve Profitability by Operating in Countries in which Labor Costs are Low, but the Shift of Operations to these Regions May Entail Considerable Expense.

      Vishay's strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs, such as Israel, Mexico, Portugal, the Czech Republic, Taiwan and China. In this process, Vishay may experience under-utilization of certain plants and factories in high labor cost regions and capacity constraints in plants and factories located in low labor cost regions. This may result initially in production inefficiencies and higher costs. These costs include those associated with compensation in connection with work force reductions and plant closings in the higher labor cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower labor cost regions.

      As Vishay implements transfers of certain of its operations it may experience strikes or other types of labor unrest as a result of lay-offs or termination of Vishay's employees in high labor cost countries.

Vishay is Subject to the Risks of Political, Economic And Military Instability in Countries Outside the U.S. in which it Operates.

      Vishay has operations in 12 countries around the world outside the United States, and approximately 56% of Vishay's revenues during 2000 were derived from sales to customers outside the United States. Some of the countries in which Vishay operates have in the past experienced and may continue to experience political, economic and military instability or unrest. These conditions could have an adverse impact on the ability of Vishay to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect Vishay's overall financial condition and operating results.

Risks Relating to Vishay's Capital Structure

The Holders of Class B Common Stock Have Voting Control of Vishay.

      Vishay has two classes of common stock: common stock and Class B common stock. The holders of common stock are entitled to one vote for each share held, while the holders of Class B common stock are entitled to 10 votes for each share held. Currently, the principal holder of Class B common stock controls approximately 50.4% of the outstanding voting power of Vishay. As a result, this holder of Class B common stock is able to cause the election of the entire board of directors of Vishay. This holder of the Class B common stock may also be able to approve other actions as stockholders without obtaining the votes of other stockholders of Vishay.

The Existence of the Class B Common Stock May Deprive Other Stockholders of a Premium Value for their Shares in a Takeover.

      The effective control of Vishay by holders of the Class B common stock may make Vishay less attractive as a target for a takeover proposal. It may also make it more difficult or discourage a merger proposal or proxy contest for the removal of the incumbent directors, even if such actions were favored by all stockholders of Vishay other than the holders of the Class B common stock. Accordingly, this may deprive the holders of common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of Vishay with or by another company.

If the Selling Security Holder Elects to Sell All of its Shares of Common Stock at the Same Time, the Market Price of our Shares May Decrease.

      It is possible that the selling stockholder will offer all of the shares owned by it for sale. Further, because it is possible that a significant number of shares could be sold at once, the sales, or the possibility of such sales, may have a depressing effect on the market price of our common stock.

                                     VISHAY

      Vishay is a leading international manufacturer and supplier of passive and active electronic components. Passive components include resistors, capacitors and inductors. Vishay's offering of active components includes discrete semiconductors, diodes, rectifiers, infrared data communications devices and power and analog switching circuits. Vishay offers its customers "one-stop" access to one of the most comprehensive electronic component lines of any manufacturer in the United States or Europe. Passive electronic components and discrete active electronic components, along with integrated circuits, are the primary elements of every electronic circuit. Components manufactured by Vishay are used in virtually all types of electronic products, including those in the computer, telecommunications, military/ aerospace, instrument, automotive, medical and consumer electronics industries.

      Vishay employs over 20,000 people in over 70 plants in the U.S., Mexico, Germany, Austria, the United Kingdom, France, Portugal, the Czech Republic, Hungary, Israel, Taiwan, China and the Philippines.

      Vishay is a Delaware corporation. Its principal executive offices are located at 63 Lincoln Highway, Malvern, Pennsylvania 19355-2120, and its telephone number there is (610) 644-1300.


                                 USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, Vishay intends to use the net proceeds from the sale of securities to refinance indebtedness existing at the time, to finance acquisitions and for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities.

      We will not receive any of the proceeds from the sale of common stock by the selling stockholder. We understand that the selling stockholder intends to use these proceeds for the payment of estate taxes and to make distributions from the estate.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for the nine months ended September 30, 2001 and for each of the preceding five fiscal years. In calculating these ratios, earnings include pre-tax income before adjustment for minority interest in consolidated subsidiaries plus fixed charges and exclude equity in net income of our affiliates. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest in rental charges. We have assumed that one third of rental expense is representative of the interest factor.


                              NINE MONTHS        FISCAL YEAR ENDED DECEMBER
                            ENDED SEPTEMBER                 31,
                               30, 2001       2000    1999    1998   1997   1996
                               --------       ----    ----    ----   ----   ----
Ratio of earnings to fixed
charges                          5.42         21.35   3.16    1.72   4.96   4.36

                       DESCRIPTION OF THE DEBT SECURITIES

      The debt securities will be issued under an indenture between Vishay and the trustee under the indenture. The following description is subject to the detailed provisions of the indenture, a copy of which can be obtained upon request from Vishay. See "Where You Can Find More Information" on page 1. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this section relating to the indenture and to the debt securities to be issued under the Indenture are summaries and do not purport to be complete. For a full description of the terms of the debt securities, you should refer to the indenture, as supplemented by any applicable supplemental indentures.

      The following is a description of the general terms and provisions of the debt securities set forth in the indenture and which may apply to any series of debt securities. The particular terms of a series of debt securities and the extent, if any, to which these general terms do not apply to such debt securities, will be set forth in a supplemental indenture and described in the prospectus supplement relating to the particular series of debt securities. See "Prospectus Supplements" below. Accordingly, for a description of the terms and provisions of any particular series of debt securities, you must refer to both this description and the description of such particular series contained in the applicable prospectus supplement.

General

      The debt securities will be direct, unsecured obligations of Vishay and rank equally with other unsecured obligations of Vishay for money borrowed. The debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Vishay's subsidiaries. Vishay's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that Vishay or any of its creditors may itself be a creditor of that subsidiary.

      The indenture does not limit other indebtedness or securities which may be incurred or issued by Vishay or any of its subsidiaries or contain financial or similar restrictions on Vishay or any of its subsidiaries. There are no covenants or provisions contained in the indenture which afford the holders of debt securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Vishay. The consummation of any highly leveraged transaction, reorganization, restructuring, merger or similar transaction could cause a material decline in the credit quality of any outstanding debt securities.

      Debt securities may be issued either in certificated, fully registered form, without coupons, or as global notes under a book-entry system. See "Book-Entry, Delivery and Form" below. Upon receipt of an authentication order from Vishay together with any other documentation required by the indenture, the trustee will authenticate debt securities in the form and amount required by the supplemental indenture relating to the series of debt securities.

      Principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without any service charge, at the office of the trustee. Vishay may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

      The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder.

Prospectus Supplements

      The following terms of and information relating to a particular series of debt securities offered pursuant to this document will be set forth in the applicable prospectus supplement:

o    the title of the debt securities

o    the aggregate principal amount of the debt securities

o the date or dates on which principal of, and premium, if any, on the debt securities is payable

o the rate at which the debt securities shall bear interest, if any, or the method by which the interest rate will be determined

o the date or dates from which interest will accrue and on which interest will be payable and any related record dates any redemption, repayment or sinking fund provisions

o the terms, if any, upon which the debt securities may be convertible into or exchanged for securities of any kind of Vishay or of any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected

o the terms, if any, upon which the debt securities may be subordinated to any other indebtedness of Vishay

o    the denominations in which the debt securities will be issuable

o    any applicable material income tax considerations

o if other than the principal amount of the debt securities, the portion of the principal amount due upon acceleration

o whether the debt securities will be issued in the form of a global security or securities

o any covenants, including any restrictive covenants, of Vishay with respect to the debt securities provided in an applicable supplemental indenture

o if applicable, the terms and conditions pursuant to which Vishay can discharge certain obligations under the indenture with respect to any series of debt securities by depositing with the trustee funds in an amount sufficient to pay at maturity or upon redemption the principal, premium and interest on such debt securities

o    any other specific terms of the debt securities

o if other than the trustee named in the indenture, the identity of any trustees, paying agents or registrars with respect to the debt securities

Book-Entry, Delivery and Form

The Global Notes

      A series of debt securities may be issued in whole or in part in the form of one or more global securities under a book-entry system. Each global security:

o will be deposited with, or on behalf of, The Depository Trust Company, and registered in the name of Cede & Co., as DTC's nominee, or

o will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee.

Certain Book-Entry Procedures for the Global Notes

      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them from time to time. Vishay takes no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

      DTC has advised Vishay that it is:

o a limited purpose trust company organized under the laws of the State of New York,

o    a "banking organization" within the meaning of the New York Banking Law,

o    a member of the Federal Reserve System,

o a "clearing corporation" within the meaning of Article 8 of the Uniform Commercial Code, and

o    a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the NASDAQ American Stock Exchange and National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants.

      Vishay expects that pursuant to procedures established by DTC:

      o upon the deposit of global notes representing debt securities with DTC, DTC will credit the accounts of its participants with an interest in the global notes. The accounts to be credited will be designated by the underwriters or agents, if any, or by Vishay, if such debt securities were offered and sold directly by Vishay; and

      o ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of its participants, and the records of DTC's participants and indirect participants, with respect to the interests of other owners of beneficial interest in the debt securities.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by global notes to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through a DTC participant, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities, and will not be considered the owners or holders thereof under the indenture for any purpose. Thus, an investor whose security is represented by a global note will not be the holder of the debt security, but only an indirect holder of a beneficial interest in the global note. Accordingly, if you own a beneficial interest in book-entry securities, you must rely on the procedures of DTC to exercise any of your rights with respect to such securities. For example:

      o DTC requires that those who purchase and sell interests in a global note deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global note.

      o DTC's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global note.

      o Financial institutions that participate in DTC's book-entry system, and through which an investor holds its interest in a global note, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

      Payments with respect to the principal of, and premium, if any, and interest on, any debt securities represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such debt securities under the indenture. Under the terms of the indenture, Vishay and the trustee may treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Consequently, neither Vishay nor the trustee nor any agent of Vishay or the trustee has or will have any responsibility or liability for:

      o any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of, any beneficial ownership interest in the global notes of any series, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests of the global notes of such series; or

      o any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      DTC has advised Vishay that its current practice, upon receipt of any payment in respect of securities such as the notes including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of either series of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, or Vishay. Neither Vishay nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Certificated Debt Securities

      If:

      o Vishay notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

      o Vishay, at its option, notifies the trustee in writing that it elects to cause the issuance of debt securities in definitive form under the indenture, or

      o upon the occurrence of certain other events as provided in the Indenture, then,

upon surrender by DTC of the global notes representing the debt securities, certificated debt securities will be issued in the names and denominations requested by DTC in accordance with its customary procedures. Upon any such issuance, the trustee is required to register the certificated debt securities in the names of the designated persons, or their nominees, and cause the certificates to be delivered to them.

      Neither Vishay nor the trustee shall be liable for any delay by DTC or any DTC participant or indirect participant in identifying the beneficial owners of the related debt securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

Merger, Consolidation, Sale or Conveyance

      The indenture provides that Vishay will not merge or consolidate with any other corporation or person and will not sell or convey all or substantially all of its assets to any person, unless:

            1.    Vishay is the continuing corporation, or

            2. the successor corporation or person that acquires all or substantially all of the assets of Vishay, shall expressly assume,

o the payment of principal of, premium, if any, and interest on all debt securities issued under the indenture, and

o the observance of all the covenants and agreements under the indenture to be performed or observed by Vishay,

and in either case, immediately after such merger, consolidation, sale or conveyance, Vishay, or such successor corporation or person, as the case may be, shall not be in default in the performance of the covenants and agreements of the indenture to be performed or observed by Vishay.

Events of Default

      An event of default with respect to a series of debt securities issued under the indenture is defined in the indenture as being:

o a default for 30 days in payment of any interest on any debt securities of such series;

o a default in any payment of principal of, or sinking fund installment, if any, on, any debt securities of such series;

o a default by Vishay in performance of any other of the covenants or agreements in respect of the debt securities of such series or the indenture that continues for 90 days after Vishay has been given notice of such failure in accordance with the indenture;

o certain events involving bankruptcy, insolvency or reorganization of Vishay.

      The indenture provides that the trustee shall transmit notice of any uncured default under the indenture with respect to any series of debt securities issued thereunder, within 90 days after the occurrence of such default, to the holders of the debt securities of each affected series, except that the trustee may withhold notice to the holders of any series of debt securities of any default, except in payment of principal of, premium, if any, or interest on such series, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

      If an event of default due to:

o the default in payment of interest, principal or sinking fund installment with respect to any series of debt securities issued under the indenture, or

o the default in the performance or breach of any other covenant or agreement of Vishay applicable to such series but not applicable to all outstanding debt securities issued under the indenture,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding may declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately.

      If an event of default due to:

o a default in the performance or breach of any other of the covenants or agreements of Vishay applicable to all outstanding debt securities issued under the indenture;

o     certain events of bankruptcy, insolvency and reorganization of Vishay,

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately.

      Upon certain conditions, such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding debt securities of an affected series, voting as a separate class, or all debt securities outstanding under the indenture, voting as a single class, as the case may be. Past defaults may be waived in this manner only if Vishay has paid all previously matured interest and principal payments, other than payments that became due by acceleration.

      The holders of a majority in principal amount of the outstanding debt securities of each affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series, subject to certain limitations specified in the indenture.

      The indenture provides that no holder of debt securities of any series may institute any action against Vishay under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the debt securities of such series then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, and the trustee shall not have instituted such action within 60 days of such request, and the trustee shall not have received direction inconsistent with such request by the holders of a majority in principal amount of the debt securities of such series then outstanding.

      The indenture requires the annual filing by Vishay with the trustee of a written statement as to compliance with the covenants and agreements contained in the indenture.

Modification of the Indenture

      The indenture contains provisions permitting Vishay and the trustee, with the consent of the holders of not less than a majority of the principal amount of all affected series of the debt securities issued under the indenture at the time outstanding, voting as one class, to modify the indenture or any supplemental indenture or the rights of the holders of the debt securities of such series. Without the consent of the holder of each debt security affected, the indenture cannot be modified to:

            1. extend the final maturity of any of the debt securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair or affect the right of any holder of the debt securities to institute suit for the payment thereof, or

            2. alter the requirement that, the consent of the holders of each debt security affected is required for any such modification.

      The indenture contains provisions permitting Vishay and the trustee, without the consent of any holders of debt securities, to enter into a supplemental indenture, among other things, for purposes of

o     curing any ambiguity,

o correcting or supplementing any provision contained in the indenture or in any supplemental indenture or making other provisions in regard to the matters or questions arising under the indenture or any supplemental indenture as the Board of Directors of Vishay deems necessary or desirable and which does not adversely affect the interests of the holders of debt securities in any material respect, or

o establishing the form or terms of any series of debt securities as are not otherwise inconsistent with any of the provisions of the indenture.

Concerning the Trustee

      The trustee may hold debt securities issued under the indenture, act as a depository for funds of, make loans to, or perform other services for, Vishay and its subsidiaries as if it were not the trustee.


                          DESCRIPTION OF CAPITAL STOCK

      The aggregate number of shares of capital stock which Vishay has authority to issue is 341,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 300,000,000 shares of common stock, par value $.10 per share and 40,000,000 shares of Class B common stock, par value $.10 per share. No shares of preferred stock have been issued. At December 31, 2001, there were 144,102,532 shares of common stock and 15,496,634 shares of Class B common stock outstanding.

      After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis, all dividends and other distributions declared by the board of directors of Vishay. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

      The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

      Shares of Class B common stock are convertible into shares of common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder's spouse, certain of such holder's relatives, certain trusts established for the benefit of the holder, the holder's spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder's spouse or relatives, charitable organizations and such holder's estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of common stock on a one-for-one basis.

      Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of capital stock of Vishay.

      The common stock is listed on the NYSE. There is no public market for shares of Vishay's Class B common stock. All outstanding shares of common stock and Class B common stock are, and upon conversion, the shares of common stock issuable upon conversion of the Class B common stock will be, validly issued, fully paid and non-assessable.

      Vishay furnishes to its stockholders annual reports containing financial statements certified by an independent public accounting firm. In addition, Vishay furnishes to its stockholders quarterly reports containing unaudited financial information for each of the first three quarters of each year.

      American Stock Transfer & Trust Company is the transfer agent and registrar of Vishay's common stock and Class B common stock.


                               SELLING STOCKHOLDER

        The Estate of Luella B. Slaner, the selling stockholder, is offering up to 2,887,134 shares of common stock for sale pursuant to this prospectus. Mrs. Slaner's late husband, Mr. Alfred Slaner, was a co-founder of Vishay. From 1989 until her death on November 3, 2001, Mrs. Slaner served as a director of the company.

        Any or all of the shares may be offered by the selling stockholder from time to time in the manner described under "Plan of Distribution." The shares may also be offered and sold through this prospectus by pledgees, donees, distributees of the estate of Luella B. Slaner and other successors in interest of the selling stockholder.

       The number of shares of common stock that may be actually sold by the selling stockholder will be determined by the selling stockholder and may depend upon a number of factors, including, among other things, the market price of the common stock. No estimate can be given as to the number of shares of common stock that will be held by the selling stockholder upon termination of its offering of the shares through this prospectus.

       The selling stockholder is also the owner of 3,246,940 shares of Class B common stock of Vishay, each of which is entitled to ten votes and is convertible into one share of common stock. This amount does not include 2,885,946 shares of Class B common stock held in various trusts for the benefit of Mrs. Slaner's children and grandchildren, and 694,575 shares of Class B common stock directly owned by Mrs. Slaner's children. Neither any Class B common stock nor any common stock issuable upon conversion of Class B common stock is being offered for sale through this prospectus.

                              PLAN OF DISTRIBUTION

Vishay

      Vishay may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. Each prospectus supplement will describe the method of distribution of securities offered by Vishay.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      In connection with the sale of securities, underwriters may receive compensation from Vishay or from purchasers of securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Dealers, and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from Vishay and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Any such underwriter or agent will be identified, and any such compensation received from Vishay will be described, in the prospectus supplement.

      Underwriters and agents who participate in the distribution of securities may be entitled under agreements which may be entered into by Vishay to indemnification by Vishay against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      If so indicated in the applicable prospectus supplement, Vishay will authorize underwriters or other persons acting as Vishay's agents to solicit offers by certain institutions to purchase offered securities from Vishay pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

o     commercial and savings banks,

o     insurance companies,

o     pension funds,

o     investment companies, and

o     educational and charitable institutions and others,

but in all cases such institutions must be approved by Vishay. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Selling Stockholder

      Vishay has been advised by the selling stockholder that the selling stockholder may sell all or a portion of shares of common stock offered through this prospectus from time to time:

o     directly; or

o through underwriters, broker-dealers or agents, who may receive from the selling stockholder compensation in the form of discounts, commissions or concessions or from the purchasers of the shares of common stock for whom they may act as agent.

      The shares of common stock may be sold from time to time in one or more transactions at:

o     fixed prices, which may be changed;

o     prevailing market prices at the time of sale;

o     varying prices determined at the time of sale; or

o     negotiated prices.

These sales may be effected in transactions:

o on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

o     in the over-the-counter market;

o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

o     through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of common stock in the course of hedging their positions. The selling stockholder may also sell the shares of common stock short and deliver the shares of common stock to close out short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell the shares of common stock.

      The prices at which the common stock is sold by the selling stockholder will be determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling stockholder from the sale of the common stock offered through this prospectus will be the purchase price of the shares of common stock less discounts and commissions, if any. Vishay will not receive any of the proceeds from the sale of the common stock by the selling stockholder through this prospectus. Vishay will bear all expenses in connection with the registration and sale the shares of common stock covered by this prospectus, other than underwriting discounts and selling commissions.

      In addition to sales through this prospectus, the selling stockholder may transfer the shares of common stock to the beneficiaries of the Estate. Also, any of the shares of common stock owned by the selling stockholder and covered by this prospectus may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus if permitted under the Securities Act and the rules and regulation under the Securities Act.

      The selling stockholder and any broker and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholder may be deemed to be underwriting commissions.

      The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder.


                                  LEGAL MATTERS

      Certain legal matters regarding the securities have been passed upon for Vishay by Kramer Levin Naftalis & Frankel LLP, New York, New York.


                                     EXPERTS

      The consolidated financial statements of Vishay Intertechnology, Inc., appearing in Vishay's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The estimated expenses in connection with the issuance and distribution of the Securities covered by this registration statement are as follows:


      SEC registration fee (actual)..................     $  208,321
      Printing and engraving expenses................     $  200,000
      Legal fees and expenses........................     $  100,000
      Accounting fees and expenses...................     $   50,000
      Rating agencies' fees..........................     $  650,000
      Miscellaneous..................................     $   91,679
                                                          ----------
            Total                                         $1,300,000


Item 15.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Vishay's certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the Board of Directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law. The Vishay certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

      Vishay maintains $55 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit No.    Description
-----------    -----------

*3.1 Composite Amended and Restated Certificate of Incorporation of the Company dated August 3, 1995. Incorporated by reference to
               Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1995.

*3.2 Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended June 30, 1997.

*3.3 Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to Registration Statement No. 33-13833 of Registrant on Form S-2 under the Securities Act of 1933 (the "Form S-2") and Amendment No. 1 to Amended and Restated Bylaws of Registrant Incorporated by reference to Exhibit 3.2 to Form 10-K file number 1-7416 for fiscal year ended December 31, 1993 (the "1993 Form 10-K").

*4.1 Form of Indenture. Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-34178 of Registrant on Form S-3 under the Securities Act of 1933.

5.1            Opinion of Kramer Levin Naftalis & Frankel LLP

*10.1 Amended and Restated Vishay Intertechnology, Inc. $825,000,000 Long Term Revolving Credit Agreement, dated as of June 1, 1999, by and among Vishay, Comerica Bank, Banc of America Securities LLC, Credit Lyonnais New York Branch and the other banks signatory thereto, and Comerica Bank, as administrative agent.

*10.2 First Amendment to Amended and Restated Vishay Intertechnology, Inc. Long Term Revolving Credit Agreement and Other Loan Documents, dated as of August 31, 2000, by and among Vishay, Comerica Bank and the other banks signatory thereto, and Comerica Bank, as administrative agent.

*10.3 Company Guaranty (Long Term), dated March 2, 1998, by Vishay Intertechnology, Inc. to Comerica Bank, as administrative agent. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 17, 1998.

*10.4 Domestic Guaranty (Long Term), dated March 2, 1998, by the Guarantors signatory thereto to Comerica Bank, as administrative agent. Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 17, 1998.

*10.5 Foreign Guaranty (Long Term), dated March 2, 1998, by the Guarantors signatory thereto to Comerica Bank, as administrative agent. Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 17, 1998.

12.1           Computation of Ratio of Earnings to Fixed Charges

23.1           Consent of Ernst & Young LLP

23.2 Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto)

*24            Powers of Attorney

**25           Statement of Eligibility of Trustee on Form T-1

---------------
* Previously Filed
** To be filed by amendment.


Item 17.  Undertakings

       (a) The undersigned Registrant hereby undertakes:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3)
            of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

           2. That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on the 18th day of January, 2002.

                                    VISHAY INTERTECHNOLOGY, INC.


                                    By: /s/ Avi D. Eden
                                       -------------------------------------
                                       Avi D. Eden
                                       Vice Chairman of the Board, Executive
                                       Vice President and General Counsel


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons on January 18, 2002 in the capacities indicated below.



       Signature                                 Title
       ---------                                 -----

/s/ *                                    Director, Chairman of the Board, and
                                         Chief Executive Officer (Principal
------------------------------           Executive Officer)
Felix Zandman

/s/ Avi D. Eden                          Director, Vice-Chairman of the Board,
                                         Executive Vice President and General
______________________________           Counsel
Avi D. Eden

/s/ *                                    Director, Executive Vice President,
                                         Treasurer and Chief Financial Officer
_______________________________          (Principal Financial and Accounting
Richard N. Grubb                         Officer)

/s/ *                                    Director, Senior Vice President
_______________________________
Robert A. Freece

/s/ *                                    Director
______________________________
Eli Hurvitz

/s/ *                                    Director, President and Chief
                                         Operating Officer
------------------------------
Gerald Paul

/s/ *                                    Director
_______________________________
Edward B. Shils

                                         Director
_______________________________
Ziv Shoshani

/s/ *                                    Director
________________________________
Mark I. Solomon

/s/ *                                    Director
________________________________
Jean-Claude Tine

                                         Director
________________________________
Marc Zandman

                                         Director
________________________________
Ruta Zandman


*By:   /s/ Avi D. Eden
      --------------------------------
      Avi D. Eden
      Attorney-in-fact